Exhibit 10.ii.u

SALE CONFIRMATION,

CONTRACT AND SHIPPING ORDER

8813 Highway 41 South Riverview, FL 33569

Telephone: 813-677-9111 FAX: 813-671-6146

Date:
Contract No.
SOLD TO:
CARGILL S.A.C.I
ARGENTINA

BILL TO:	SHIP TO:
CARGILL S.A.C.I.	ARGENTINA
ARGENTINA

COMMODITY:

SPECIFICATION:

PACKING:

QUANTITY:

PRICE:

COMMODITY:

SPECIFICATION:

PACKING:

QUANTITY:

PRICE:

PAYMENT TERMS:

SHIPMENT:

WEIGHTS:

DOCUMENTS:

TYPE OF

ANALYSIS:

INSURANCE:

DISCHARGE

RATE:

DEMURRAGE/

DESPATCH:

SPECIAL TERMS/

CONDITIONS:

This Contract constitutes a purchase of the Commodity by Buyer from Mosaic Crop Nutrition, LLC on the terms and conditions set forth above and the attached Additional Terms and Conditions. Retention of this Contract without immediate written objection to specific terms and conditions shall constitute Buyer’s acceptance of all terms and conditions incorporated herein. In the event of any inconsistency between this Contract and Buyer’s contract, the terms and conditions hereof shall control.

PLEASE SIGN AND RETURN DUPLICATE COPY

ACCEPTED (BUYER)	Mosaic Crop Nutrition, LLC (SELLER)
(At address shown on page one)

BY	BY
Date:	Date:

INTERNATIONAL SALE CONFIRMATION, CONTRACT AND SHIPPING ORDER ADDITIONAL TERMS AND CONDITIONS

The following terms and conditions are incorporated into this Contract, except to the extent otherwise specifically provided on the face of this Contract.

1. This Contract shall be governed by the laws of the State of Florida and the United States of America (disregarding conflict of laws rules). Any controversy or claim arising out of or relating to this Contract or the breach hereof shall be settled by arbitration conducted in English in Tampa, Florida, in accordance with the International Arbitration Rules of the American Arbitration Association now in effect. Any determination made by the arbitrator(s) shall be final and binding. Judgment on any award may be entered in any court of competent jurisdiction. The arbitrators shall have no authority to award punitive damage.

2. Seller’s weights, taken at shipping points, shall be conclusive. No allowance shall be made for waste, leakage, loss or damage after loading and delivery to the carrier.

3. All claims on account of weight, quality, deviation from specifications, loss or damage to Commodity or otherwise are waived by Buyer unless made in writing and delivered to Seller within fifteen (15) days after arrival of the Commodity at destination. All Claims must state with particularity the claim made, the basis thereof and include the support therefor.

BUYER’S EXCLUSIVE AND SOLE REMEDY FOR ANY BREACH OF THE CONTRACT SHALL BE LIMITED TO, AT SELLER’S OPTION, EITHER REPLACEMENT OF THE NONCONFORMING COMMODITY OR REFUND OF THE PURCHASE PRICE. BUYER FURTHER AGREES THAT SELLER SHALL NOT BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, WHETHER GROWING OUT OF THE NON-DELIVERY, USE, INABILITY TO USE, STORAGE, TRANSPORTATION OR HANDLING OF SAID COMMODITY, OR ANY OTHER CAUSE AND WHETHER THE CLAIM IS BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT.

4. Buyer represents that it is familiar with the characteristics, qualities and potentialities of the Commodity. Seller shall not be liable for the results obtained in using the Commodity sold hereunder, either alone or in combination with other substances, and shall not in any case be liable for injury to or death of persons, damages to property or economic loss resulting from or connected with the use, treatment, storage, transportation or handling of the Commodity, whether alone or in combination with other substances; and Seller agrees to indemnify Buyer with respect to any and all of the foregoing.

5. If Buyer (1) fails to furnish shipping instructions within the time specified, or (2) fails to order any shipment hereunder within the time specified herefor, (3) fails to supply adequate credit within the time specified, (4) refuses to accept any shipment properly tendered hereunder, (5) fails to tender any payment hereunder when due, or (6) fails to perform in any other respect according to its obligations set out herein, Seller may, in its sole discretion, and in addition to any other remedies which Seller may have at law or in equity, may (i) extend the time of shipment, if applicable; (ii) cancel this Contract; (iii) terminate this Contract as to the portion thereof in default or as to any unshipped balance, or both;, or (iv) resell, after 10 days notice to Buyer, any of the Commodity which has been shipped and which Buyer has wrongfully failed or refused to accept, and receive from the Buyer the difference between the Contract price thereof and the price obtained on resale if the latter be less than the former, as well as any and all indirect, consequential, incidental and special damages.

6. Any payment term requiring Buyer to establish a bank guarantee or letter of credit shall be a precondition to Seller’s obligation to perform hereunder and any failure to timely establish a bank guarantee or letter of credit shall constitute a default hereunder. The acceptance by Seller of bank drafts, checks or other media of payment will be subject to immediate collection of the full face value thereof. If, in Seller’s judgment, Buyer’s credit becomes impaired at any time, Seller shall have the right to decline to make shipment hereunder except against a letter of credit, cash advance or other terms acceptable to Seller, in its sole discretion, until such time as Buyer’s credit has been reestablished to Seller’s satisfaction. If Buyer shall fail to make prompt payment when due of any amount due hereunder, Buyer shall be liable to Seller for interest on such unpaid amounts at the interest rate of two percent per annum above either Chase Manhattan prime rate or LIBOR whichever shall be applicable to the domicile of Buyer (or at the highest lawful rate, whichever is less). Such interest shall be due and payable on demand and any interest not paid when due shall be added to the overdue sum and itself bear interest accordingly.

7. Any and all taxes, assessments, duties, inspection fees or other charges now or hereafter imposed by any government, governmental agency or governmental authority in respect of the sale, delivery, shipment, procurement, manufacture, importation, exportation, possession, ownership or use of the Commodity shall be paid by Buyer. Seller shall be under no obligation to contest the validity of any tax, assessment, duty, inspection fee or other charge. Buyer shall obtain, at its own cost and expense, any and all allocations, franchises, permits, fertilizer registrations, licenses and other grants required by any government, governmental agency or governmental authority with respect to the Commodity.

8. All demurrage, detention charges, pump charges and special equipment charges are for Buyer’s account.

9. If this Contract provides for deliveries over a period exceeding one month, Seller shall not be obligated to deliver in any 30-day period more than approximately equal monthly quantities, in relation to the total amount of this Contract, and Seller may make shipments of the total amount in such equal monthly quantities.

10. Risk of loss of the Commodity shall shift to Buyer upon delivery of the Commodity from Seller to carrier, without regard to responsibility for payment of freight or insurance.

11. Seller warrants only that it has good title to the Commodity covered hereby and that said Commodity conforms to Seller’s specifications stated herein. SELLER MAKES NO OTHER WARRANTY OF ANY KIND WHATEVER, EXPRESS, IMPLIED OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND ALL IMPLIED WARRANTIES INCLUDING WARRANTIES OF QUALITY MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SELLER. THERE ARE NO ORAL AGREEMENTS OR WARRANTIES COLLATERAL TO OR AFFECTING THIS CONTRACT.

12. Seller shall not be liable in any respect for failure or delay in the fulfillment or performance of this Contract, including but not limited to the obligation to make deliveries, if performance is hindered or prevented, directly or indirectly, by war; riots; embargo; national emergency; inadequate transportation facilities; plant breakdowns; inability to secure fuel, power, material or labor; fire, flood, windstorm or other acts of God; strikes, lockouts or other labor disturbances (whether among employees of Seller or others); orders or acts of any government, governmental agency or governmental authority; or any other cause of like or different kind beyond Seller’s reasonable control. In the event Seller is unable to supply the total requirements of its customers, Seller may allocate its available supply of the Commodity among its customers in a manner determined by Seller to be fair and equitable.

13. Unless this sale is made basis Seller’s weight and/or analysis, in the event of a dispute as to weight or analysis of any shipment, an independent determination by a mutually agreed surveyor or laboratory shall be binding upon the parties. If the Commodity meets or exceeds the specification, the cost of such determination shall be for Buyer’s account; in all other cases, the cost shall be for Seller’s account. Where a sale is made basis Seller’s or loading terminal’s weights, such weights shall still govern the parties obligations hereunder, notwithstanding any discrepancy between such weights and any draft survey weights, whether such draft survey is conducted by Seller or Buyer.

14. The Commodity shall be loaded and discharged subject to the rules of the respective mode of transport employed.

15. No terms or conditions in Buyer’s purchase order, acknowledgment form or other document issued by Buyer which conflict with the terms and conditions hereof, or increase or modify Seller’s obligations hereunder, shall be binding on Seller unless specifically identified and accepted in writing by Seller. None of the terms and conditions contained in this Contract may be added to, modified, superseded or otherwise altered except with the written consent of an authorized representative of Seller. Buyer represents and warrants to Seller that Buyer is a merchant with respect to the purchase of the Commodity.

16. The following international conventions shall NOT apply to this Contract: (i) The Uniform Law on the Sale of Goods and the Uniform Law on the Formation of Contracts for the International Sale of Goods, (ii) The United Nations Convention on Contracts for the International Sale of Goods of 1980;, and (iii) The United Nations Convention on the Limitations Period in the International Sale of Goods, concluded in New York on 14 June, 1974, and the Protocol Amending the Convention on the Limitations Period in the International Sale of Goods, concluded in Vienna on 11 April, 1980.

17. Seller expressly reserves the right to cause the liquidation or cancellation of this Contract because of (a) the insolvency or financial condition of the Buyer; (b) any and all defaults of the terms and conditions specified herein, either directly or by reference; or (c) the institution of price or quantity controls by any government, governmental agency or governmental authority which are lower than the price or less than the quantity under this Contract.

18. Without limiting Seller’s pursuit of any and all other rights and remedies available to it, it is expressly agreed that this Contract is subject to Seller’s right to set off any mutual debts and claims against Buyer under or in connection with this Contract or any other contract between the parties.

19. The rights and obligations of the Buyer under this Contract are not assignable without the prior written consent of the Seller. If any part of the Contract is found to be void or unenforceable, the provisions hereof shall be severable and those provisions which are lawful shall remain in full force and effect.

20. Seller is an equal opportunity employer and is a United States government contractor. Therefore, this Contract is subject to the rules and regulations imposed upon contractors and subcontractors pursuant to 41 C.F.R. Chapters 60 and 61. Unless this Contract is exempt by regulations issued by the Secretary of Labor, there is incorporated herein by reference the following: 41 C.F.R. Section 60-1.4; 41 C.F.R. 60-250.4 and 61-250.10; and 41 C.F.R. 60-741.4. reference the following: 41 C.F.R. Section 60-1.4; 41 C.F.R. 60-250.4 and 61-250.10; and 41 C.F.R. 60-741.4.

21. The following clause is a condition of this Contract and must be passed on verbatim in each subsequent sale. “These commodities, technology, or software were exported from the United states in accordance with the Export Administration Regulations. Diversion contrary to U.S law is prohibited.” Buyer acknowledges its understanding that the sanction of denial of trading privileges in USA exports may be imposed for violation of this export regulation.

22. Buyer represents and warrants that each vessel calling at any U.S. port(s) to receive the Commodity sold hereunder: (i) has not and will not call at any Cuban port during the period beginning 180 days from its estimated date of arrival at a U.S. port to load the Commodity sold under this Contract; (ii) will not carry any Commodity or passengers to or from Cuba or any Commodity in which Cuba or any Cuban national has an interest; and (iii) is and will otherwise be eligible to enter into all U.S. ports.

23. If this is a CFR, CIF or DES sale, Buyer warrants the safety of the discharge berth(s), including the ability of the vessel to discharge always afloat. All discharge expenses shall be for Buyer’s account including the shifting and wharfage expenses associated with the movement of the vessel to additional discharge berth(s).

24. CIF, C&F SALE CONTRACTS

C&F Buyers hereby warrant that discharge port / facility is fully ISPS compliant (as per SOLAS Chapter XI) having a Port Facility Security Plan (PFSC). Upon request, C&F Buyers to provide for proof thereof prior to loading.

25. FOB SALE CONTRACTS

FOB Buyers warrant that vessel chartered is fully ISPS compliant (as per SOLAS Chapter XI) and that they have fulfilled all their obligations under the ISPS Code. Any consequences of vessel nominated by FOB Buyers not being fully ISPS compliant (as per SOLAS Chapter XI) to be for FOB Buyers’ account.

26. CIF, C&F SALE CONTRACTS - ISPS CLAUSE

C&F Buyers hereby warrant that discharge port / facility is fully ISPS compliant (as per SOLAS Chapter XI) having a Port Facility Security Plan (PFSC). Upon request, C&F Buyers to provide for proof thereof prior to loading. Sellers to charter only vessels having an International Ship Security Certificate (ISSC).

27. FOB SALE CONTRACTS - ISPS CLAUSE

FOB Buyers warrant that vessel chartered is fully ISPS compliant (as per SOLAS Chapter XI) and that they have fulfilled all their obligations under the ISPS Code. Any consequences of vessel nominated by FOB Buyers not being fully ISPS compliant (as per SOLAS Chapter XI) to be for FOB Buyers’ account. FOB Sellers hereby warrant that load port / facility is fully ISPS compliant (as per SOLAS Chapter XI) having a Port Facility Security Plan (PFSC).